                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                               ARIS CORPORATION
                           (UBI NUMBER 601-276-879)


                                   ARTICLE I

                                     Name
                                     ----

     The name of the corporation is ARIS Corporation (the "Corporation").

                                  ARTICLE II

                               Authorized Shares
                               -----------------

          (1) Classes.  The Corporation shall be authorized to issue two classes
              -------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock"; the total number of shares which the Corporation shall have authority to issue is one hundred and five million (105,000,000); the authorized number of shares of Common Stock shall be one hundred million (100,000,000), without par value; the authorized number of shares of Preferred Stock shall be five million (5,000,000), without par value.

          (2) Preferred Stock.  Shares of Preferred Stock may be issued from
              ---------------
time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

                                  ARTICLE III

                                   Directors
                                   ---------

          (1) The number, term and manner in which directors of the Corporation are to be elected in the manner specified in the bylaws of the Corporation, subject to this Article III.

Amended and Restated Articles of Incorporation

          (2) The directors shall be classified with respect to the time for which they severally hold office into three classes designated Class I, Class II and Class III, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the Corporation. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 2000, each initial director in Class II shall hold office until the annual meeting of shareholders in 1999, and each initial director in Class III shall hold office until the annual meeting of shareholders in 1998. Notwithstanding the foregoing provisions of this Article III, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

                                  ARTICLE IV

                             Shareholders' Rights
                             --------------------

          1. Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.

          2. Subject to the provisions of Article II(2) above, holders of Common Stock and Preferred Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

                                   ARTICLE V

                                 Voting Rights
                                 -------------

          1. Subject to the provisions of Article II(2) above, holders of Common Stock and Preferred Stock shall have unlimited voting rights.

          2. At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.

                                  ARTICLE VI

                     Limitation on Liability of Directors
                     ------------------------------------

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If,

Amended and Restated Articles of Incorporation after this Article becomes effective, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.

                                  ARTICLE VII

                             Amendment of Articles
                             ---------------------

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.


DATED:  May 2, 1997


                                     /s/ Paul Y. Song
                                     ----------------------------------
                                     Paul Y. Song, President


Amended and Restated Articles of Incorporation